EXHIBIT 99.1
Filed by VaxGen, Inc. Pursuant to Rule 425
Under the Securities Act of 1933
And Deemed Filed Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Raven biotechnologies, inc.
Commission File No. 333-148312
Contact:
Matthew Pfeffer
VaxGen, Inc.
(650) 624-2400
South San Francisco, Calif. — March 25, 2008 -- VaxGen Inc. (OTC: VXGN.OB)
VaxGen issues rebuttal to MedCap letter
MedCap press releases contains false and misleading information
Dear Stockholders,
On March 19th, MedCap Management & Research, LLC, a stockholder in VaxGen, issued a press release entitled “MedCap Urges Vote Against Proposed VaxGen Merger with Raven biotechnologies”. We believe this release, one of MedCap’s increasingly personal attacks on VaxGen, contains false and misleading information.
MedCap presents a financial analysis which is both incorrect and shallow, selectively extracting information from VaxGen’s 2007 financial statements and misrepresenting its meaning. MedCap implies poor stewardship by the Company’s Board and executives by substantially inflating and mischaracterizing expenditures. In fact, VaxGen’s net cash used in operating activities was reduced by nearly 65% for 2007 versus 2006 and staffing was reduced by 89%; hardly a record of inaction or mismanagement by management and the Board. Likewise, MedCap’s liquidation analysis shows a profound misunderstanding of the liquidation process, and fails to distinguish between the radically different outcomes for debt versus equity holders in a liquidation. Both of these analyses are addressed in more detail in the addendum to this letter.
Because professional investment analysts would typically draw a distinction between cash burn and P&L expenses, and understand the implications of a liquidation, MedCap’s flawed assertions could easily mislead stockholders of VaxGen. This situation is further exacerbated by MedCap’s inaccurate and highly selective use of third party references.
MedCap draws on the views of two third parties to bolster its arguments: Sharon Seiler, Ph.D., the Senior Biotechnology Analyst at Punk Ziegel and Co.; and Dr. George Schreiner, the Raven CEO. These references, which are abbreviated and taken out of context, also potentially mislead our stockholders in an attempt to encourage them to vote against the proposed merger.
In the case of Dr. Seiler, MedCap neglected to point out that in her recent report (dated March 18, 2008 and subtitled “We endorse the merger and remain cautiously optimistic regarding the vote”), she encourages stockholders to support the proposed merger and further states: “We think a shareholder vote to reject the merger with Raven would represent a fairly disastrous outcome for VaxGen and would view it as a clear signal to sell VaxGen shares". Instead, MedCap chose to reference only a fraction of a quotation from Dr. Seiler’s recent report, thus changing the meaning entirely. Dr. Seiler’s full quote is provided in the addendum to this letter.
In the case of Dr. Schreiner, MedCap misquotes him in an attempt to imply that Raven’s goal to eventually find a development partner for its lead clinical candidate (RAV12, now entering a Phase 2 trial) indicates a lack of confidence in this compound. This argument is disingenuous at best. Any sophisticated investor in biotechnology companies is aware that they routinely partner their programs with pharmaceutical companies to reduce the risk and expense associated with extensive and costly late stage clinical trials. Indeed, many investors believe that attracting a strong development partner constitutes validation of the underlying scientific program.
MedCap continues this pattern of selective quotation in a further release dated March 20, 2008 entitled: “ISS recommends vote against VaxGen proposals—Applauded by MedCap”. MedCap states that it “agrees entirely with the newly published [ISS] recommendations.” If that is the case, then it should be noted that ISS estimates the present value of VaxGen liquidation proceeds to be $0.49 per share. Put simply, the ISS estimated liquidation outcome is not supportive of MedCap’s position and, consequently, not referenced by MedCap.
MedCap’s selective use of these third party sources is especially disturbing because they are based on limited distribution reports, usually only available to professional investors. Hence, MedCap’s selective use of such information could easily mislead many or most of VaxGen’s stockholders who do not have access to the full text of those reports. The ISS recommendations and their rationale are discussed in the addendum to this letter.
VaxGen believes these recent communications from MedCap show a flagrant disregard for accuracy. We have reason to believe that MedCap has made even more inaccurate and misleading claims in its conversations with other stockholders and third parties. We can only conclude that MedCap cares not about the truth; but rather about defeating the proposed merger at any cost.
In summary, MedCap and its principals have apparently determined to sway the VaxGen-Raven merger vote any way they can. VaxGen believes this includes the use of flawed arguments as well as false and misleading information. As the CEO of VaxGen, I urge stockholders to examine the facts objectively. If you do so, I continue to believe the correct outcome is to vote “Yes” in favor of the merger.

Sincerely,
James P. Panek
President and CEO
VaxGen, Inc.
Detailed Discussion Regarding Financial and Liquidation Claims; ISS Recommendations
MedCap’s Financial Analysis is both Incorrect and Shallow.
MedCap represents that VaxGen spent $56.1 million in 2007, or $40.1 million, before impairments or restructuring. In fact, neither of these figures (which are drawn from the profit and loss account) are accurate representations of the Company’s cash burn in 2007. The best measure of this is to be found in the Consolidated Statements of Cash Flows on page 39 of the Company’s 2007 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 18, 2008. Net cash used in operating activities in 2007 was $25.2 million, compared with $70.5 million in 2006. Given the disparity between the two sets of numbers laid out above, it is clear that MedCap’s flawed analysis could easily mislead stockholders.
MedCap also suggests that the burn rate for 2007 might still be considered substantial for a company that “had supposedly largely closed down its operations.” We believe that the publicly available information easily explains the 2007 cash burn rate and highlights certain expense anomalies specific to that period:
1.	VaxGen incurred $5.4 million in restructuring costs in 2007, versus zero in 2006, which represents more that 21% of the total net cash used in operating activities in 2007

2.	VaxGen incurred $3.3 million in real estate lease costs in 2007. Lease costs are only a portion of the Company’s total real estate expenses, none of which can easily be reduced in the absence of another tenant willing to assume them. There is currently a surplus of biotech space in South San Francisco. Nonetheless, VaxGen has successfully restructured part of its lease obligations with the result that our lease obligation for 2008 is now $2.2 million. A difficult lease market notwithstanding, VaxGen continues to seek tenants for some or all of its remaining space in conjunction with efforts to sell the Company’s manufacturing facility.

3.	VaxGen incurred $2.7 million in audit expenses in 2007, as the Company completed the process of filing the backlog of periodic reports with the SEC. Significant expenses were also incurred in professional fees related to Sarbanes-Oxley compliance, also successfully achieved, and the strategic transaction process.

4.	In terms of headcount, VaxGen aggressively restructured starting in January 2007, and continued in phases as milestones were achieved or liabilities successfully resolved. These reductions in force (RIFs) have included executive officers, as appropriate. As of today’s date, VaxGen has 23 employees, consistent with the needs of a combined VaxGen-Raven. Starting from our headcount prior to the first RIF, VaxGen has terminated or otherwise separated 193 staff or 89% of our total employees.
VaxGen believes a thoughtful examination of the record using accurate and appropriate data would lead to a different conclusion as to the quality of the Board and management’s stewardship during this difficult period.
MedCap’s liquidation analysis shows a profound misunderstanding of the liquidation process, and fails to distinguish between the radically different outcomes for debt versus equity holders in a liquidation.
MedCap alleges in its letter that the Company is seeking to mislead stockholders by painting a “worse picture of liquidation value” by using the face value of the convertible debt, notwithstanding that the Company was recently able to purchase a small portion of that debt at 50% of face value. MedCap’s proposed debt repurchase scenario is completely unrealistic in the context of a liquidation. In a liquidation, the assets of a company would be distributed to those with a claim on them. Common stockholders rank last in this process. Since VaxGen has more cash than liabilities, holders of the Company’s notes could expect to receive the full face value of their holding plus any accrued interest. Put another way, we believe if the merger is not approved and the Company decides to liquidate, it is unreasonable to believe that any holder of the notes would sell the debt at a substantial discount. That some are willing to do so today reflects, we believe, the holders’ individual financial circumstances.
We believe MedCap’s argument that debt could be bought at a discount in liquidation is misleading to stockholders because it inflates the value likely available to common stockholders in the liquidation process.
MedCap has utilized third parties references, which are abbreviated and taken out of context, in ways which could easily mislead stockholders.
MedCap has referenced a report issued by Sharon Seiler, Ph.D., the Senior Biotechnology Analyst at Punk Ziegel and Co. In referring to Dr. Seiler’s report, MedCap chose to reference only a fraction of a quote from Dr. Seiler’s report, thus changing the meaning entirely. The full quotation is as follows (language omitted by MedCap underlined): “Including the $30.06 million ($0.91 per share) in convertible debt and assuming that the Company’s South San Francisco plant could be sold for $10m ($0.30 per share), we would value VaxGen at approximately $1.35 per share before any expenses associated with cessation of operations. We find it hard to envision a scenario in which investors would actually have realized $1.35 per VaxGen share in cash.”
MedCap also neglects to point out that the report is subtitled: “We endorse the merger and remain cautiously optimistic regarding the vote” and that Dr. Seiler further states: “We think a shareholder vote to reject the merger with Raven would represent a fairly disastrous outcome for VaxGen and would view it as a clear signal to sell VaxGen shares.”
ISS Recommendations
The text of ISS’ recommendation on the VaxGen-Raven merger proposal is as follows: “Based on our review of the terms of the transaction, in particular, the 41.4 percent decline in stock price following the merger announcement, lack of a strategic rationale with respect to future synergies, and the possibility of receiving higher liquidation proceed than the current stock price, we recommend that shareholders vote AGAINST the merger proposal”.
VaxGen has reviewed the ISS report carefully, and finds it in general to be balanced and factually accurate. It is, however, very limited in scope and we believe does not fully consider certain unique aspects of the biotechnology sector. VaxGen therefore respectfully disagrees with ISS’ recommendation on the merger proposal. Specifically, VaxGen has the following comments:
1.	The report contains no analysis of the terms of the transaction. Although the report acknowledges that VaxGen was willing to terminate discussions with Raven over the economic terms, it is disappointing that ISS made no effort to establish any kind of valuation for Raven, notwithstanding ISS’ statement that this is one of the six criteria it uses to assess mergers.

2.	It appears that the single factor that most heavily influenced ISS’ recommendation was the drop in VaxGen stock price following the merger announcement. This drop was and remains very disappointing. VaxGen believes it is largely attributable to a mismatch between the expectations of certain stockholders related to asset value and transaction type, and transactions that were actually available to the Company. ISS acknowledges this point in its report: “While the company’s arguments regarding share price reaction seems plausible, it is very difficult for ISS to ascertain the impact of a change in shareholder base on the stock price.” Based on the stock price reaction, ISS notes that the market does not seem to be supportive of the proposed merger. A further significant factor in explaining the current stock price, in the opinion of the Company, is that the vocal opposition of certain stockholders to the transaction has deterred share purchases by new institutional investors who would otherwise be attracted by Raven’s technology.

VaxGen would note that, in arriving at the terms offered to Raven stockholders in the proposed merger, it, together with its advisors at Lazard, used a number of methodologies to value Raven, all of which showed the proposed transaction to be fair to VaxGen stockholders based on VaxGen’s stock price at the time. Given the fall in VaxGen’s stock price since then, the valuation placed on Raven’s assets is even less demanding, especially in light of recent transactions in the oncology monoclonal antibody (MAb) arena.

3.	ISS’ finding that the transaction lacks strategic rationale is, in the company’s view, flawed. It appears to be based on the limited perspective that VaxGen is a vaccine company whereas Raven is an antibody company. In fact, most of VaxGen’s vaccine programs were based on recombinant proteins of which monoclonal antibodies are a subset. As evidence of this, it is noteworthy that VaxGen was the technology partner and largest founding shareholder of Celltrion, one of the largest independent manufacturers of mammalian cell recombinant proteins, including monoclonal antibodies. Further, as previously disclosed, a number of VaxGen scientists are already engaged on Raven programs under arms-length contractual arrangements, suggesting that synergies between the two merged companies indeed do exist. In reality, VaxGen’s later-stage drug development expertise is highly complementary to Raven’s discovery and early stage capabilities.

4.	ISS’ has estimated that liquidation of VaxGen would result in proceeds with a present value of only $0.49 per share. We do not find such an outcome compelling when compared with the opportunities represented by a combination with Raven.

5.	Finally, although ISS notes MedCap’s governance concerns, it neither endorses them nor expresses any concerns over governance or the process followed to date.
VaxGen also takes exception with ISS’ recommendation regarding the 2008 Equity Incentive Plan. The text of ISS recommendation on the plan is as follows: “We commend the company for expressly forbidding the repricing of stock options under the plan. However, the estimated shareholder value transfer of the company’s plans of 22 percent is above the allowable cap for this company of 20 percent.”
VaxGen and its advisors have reviewed ISS’ analysis and find it to be technically correct, as an analysis of the Plan as a stand-alone entity in the event of a negative vote on the merger proposal. Indeed, the management and Board of VaxGen believe that the 2008 Plan is moot in the event of a negative vote on the merger proposal. In practice, however, the plan is being proposed in the context of the proposed merger with Raven which, if approved, will nearly double VaxGen’s shares outstanding. In this context, using ISS’ own methodology, the proposed Plan would be well below ISS’ allowable cap of 20%. VaxGen believes it would have been helpful for ISS to have noted this important contextual qualification to its analysis, in order that our stockholders not be left with the impression that VaxGen is proposing an excessive equity incentive plan.

Note: This letter contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include, without limitation, statements regarding the anticipated benefits the proposed merger, the implications of a negative vote on the merger, and the estimated liquidation value to stockholders. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Additional information concerning these and other risk factors is contained in VaxGen’s Annual Report on Form 10-K for the year ended December 31, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen and Raven undertake no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
Additional Information and Where to Find It
VaxGen has filed a registration statement on Form S-4, and a related proxy statement/prospectus, in connection with the merger. Investors and security holders are urged to read the registration statement on Form S-4 and the related proxy/prospectus (including any amendments or supplements to the proxy statement/prospectus) because they contain important information about the merger transaction. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by contacting VaxGen Investor Relations at the email address: ir@vaxgen.com.
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
VaxGen, Raven and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of VaxGen in connection with the merger transaction. Information regarding the special interests of these directors and executive officers in the merger transaction is included in the proxy statement/prospectus described above. Additional information regarding the directors and executive officers of VaxGen is also included in VaxGen’s definitive proxy statement for its 2007 Annual Meeting of Stockholders which was filed with the SEC on November 21, 2007 and its Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on March 18, 2008. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at VaxGen as described above.
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